Raser Technologies Selects New Board Of Directors Member

PROVO, Utah, -(BUSINESS WIRE)- Wednesday, October 6, 2004 - Raser Technologies, Inc. OTC:BB RSTG (the "Company") announces that Mr. Brent M. Cook has joined the Company as its latest Board of Directors' member. Mr. Cook is a partner in AMP Resources, LLC, a company involved in geothermal power generation and industrial heat recovery generation. Previously, Mr. Cook was President of Headwaters, Inc.- a $950 million dollar NASDAQ: HDWR listed energy and energy technology company. He served Headwaters from 1996 to 2002 in positions including CEO, President, and Chairman of the Board of Directors. He was key in establishing Headwaters' technology as the dominate energy technology in the solid synthetic fuel industry, and has been referred to as "Father of the SynFuel Industry." During his Headwater career, Mr. Cook forged key relationships with numerous utilities nationwide and successfully developed and monetized 28 synfuel licensing projects. He also developed programs with financial partners that provided over $250 million for synfuel project construction.

Prior to his Headwaters career, Mr. Cook was Director of Strategic Accounts, Utah Operations, at PacifiCorp. His responsibilities included the management of annual revenues of approximately $130 M, and the evaluation of some of the utility's key strategic growth opportunities.

Raser Technologies' CEO, Kraig Higginson stated, "We are extremely pleased to add Mr. Cook to our Board of Directors. Brent's experience in forging leading-edge technologies into long-term licensing contracts provides tremendous value to our Company. His experience in the energy industry, and his numerous business relationships, are significant assets to our management team. We look forward to a long relationship with Brent as a member of our Board of Directors."

Mr. Cook added, " I look forward to joining the Board of Raser Technologies and working with their management team. It is exciting to be a part of this new technology company. I believe the potential growth opportunities and new applications for this Company are astounding."

Information on Raser Technologies, Inc. may be found at:
http://www.rasertech.com

Founded in 2001, Raser Technologies believes that its pending patents cover breakthrough electric motor technology. This technology more effectively harnesses one of nature's most useful forms of energy and delivers it in a low cost, lightweight electric drive system for industry, home, and electric vehicles. A list of the potential risk factors that may affect the Company's prospects may be found in the Company's most recent 10K filing dated 30 March, 2004. These risk factors should be read in conjunction with this press release.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, realization of customer contracts, strength of the Company's patents, validation of the technology, changes in anticipated earnings of the Company and other factors detailed in the Company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Raser Technologies, Inc., Provo
David West, VP Marketing, Raser Technologies, dwest@rasertech.com or call 1-801-765-1200
Michael Dancy, Investor Relations - 801-746-3570

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